EXHIBIT 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Offering Circular of Cardone Equity Fund V, LLC on amendment No. 1 to Form 1-A of our report dated July 2, 2018, on our audit of the financial statements as of May 31, 2018 and for the period from May 4, 2018 (inception) to May 31, 2018, which report is included in this Offering Circular to be filed on or about August 1, 2018.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

August 1, 2018